Exhibit 99.1

                                  PRESS RELEASE


         BOCA RATON, Fla.--(BUSINESS WIRE)--May 6, 2003--Spear & Jackson (OTCBB:SJCK) announced today that earnings per share from continuing operations for the second quarter are expected to be 10% - 20% higher than estimates. This range represents an increase over the previous estimates of $.10 to $.11 fully diluted earnings per share. "The strength of Spear & Jackson's performance year to date is coming from good solid top line growth in our sales and our strong brand presence around the world. This warrants taking this step to apprise investors of our higher expectations for Spear & Jackson," stated Dennis Crowley, Spear & Jackson's Chairman and CEO.

         The second quarter earnings report will be filed prior to May 15th, 2003. An update on earnings estimates for the 3rd quarter and an upgrade for the year end estimates will follow this filing. Spear & Jackson, based in Sheffield, England is one of the largest and oldest tool manufacturers in the UK. Spear & Jackson's roots go back to the 1740's as one of the premium tool manufacturers. spear & Jackson manufacturers and distributes tools, garden tools, metrology equipment, woodworking tools and magnetic Equipment. They sell their products under Spear & Jackson, Neill Tools, Bowers, Robert Sorby, Moore and Wright, Eclipse (Blades), WHS, Tyzack, and Eclipse Magnetics Brands. Spear & Jackson has divisions throughout England, France and Australia. Spear & Jackson distributes its products throughout the world.

         Disclosure concerning Forward-Looking Statements:

         Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the company, such as successful completion and consolidation of the acquisitions, such as consumer spending patterns, availability of consumer and commercial credit, interest rates, currency exchange rates, inflation rates, adverse weather, energy costs, freight costs, the level of residential and commercial construction and the costs of raw materials, along with other specific factors with respect to the company's businesses set forth in the company's responses and other documents filed with the Securities and Exchange Commission. Interested parties should review the "forward-looking statements" sections in the Spear & Jackson reports filed with Securities & Exchange Commission, including the annual report on form 10K for the fiscal year ended September 30, 2002.

         CONTACT: Spear & Jackson, Boca Raton, Fl.
         Joseph Piscitelli, 561/999-9011